Cintas Corporation 8-K

Exhibit 5.1

North Point • 901 Lakeside Avenue • Cleveland, Ohio 44114.1190 TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

March 14, 2017

Cintas Corporation 6800 Cintas Boulevard P.O. Box 625737 Cincinnati, OH 45262-5737

Re:	$650,000,000 of 2.900% Senior Notes due 2022 of Cintas Corporation No. 2
$1,000,000,000 of 3.700% Senior Notes due 2027 of Cintas Corporation No. 2
$50,000,000 of 3.250% Senior Notes due 2022 of Cintas Corporation No. 2

Ladies and Gentlemen:

We have acted as counsel for Cintas Corporation, a Washington corporation (the "Parent"), Cintas Corporation No. 2, a Nevada corporation (the "Issuer"), Cintas Corporation No. 3, a Nevada corporation ("Cintas No. 3," and together with the Parent, the "Non-Covered Guarantors"), and Cintas Corporate Services, Inc., an Ohio corporation (the "Covered Guarantor"), in connection with the issuance and sale of $650,000,000 aggregate principal amount of 2.900% Senior Notes due 2022, $1,000,000,000 aggregate principal amount of 3.700% Senior Notes due 2027 and $50,000,000 aggregate principal amount of 3.250% Senior Notes due 2022 of the Issuer (collectively, the "Notes"), and the full and unconditional guarantee of the Notes (the "Guarantees") by the Non-Covered Guarantors and the Covered Guarantor (collectively, the "Guarantors"), pursuant to the Underwriting Agreement, dated March 9, 2017 (the "Underwriting Agreement"), by and among the Issuer, the Guarantors and KeyBanc Capital Markets Inc. and J.P. Morgan Securities LLC, acting as representatives of the several underwriters named therein (the "Underwriters"). The Notes and the Guarantees are to be issued pursuant to an indenture, dated as of May 28, 2002 (the “Base Indenture”), by and among the Parent, the Issuer, the other Guarantors party thereto, and U.S. Bank National Association (as successor trustee to Wachovia Bank, National Association), as trustee (the "Trustee"), as amended and supplemented by a supplemental indenture, dated as of November 8, 2010 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), with the terms of the Notes established pursuant to an Officers’ Certificate, dated March 14, 2017 (the “Officers’ Certificate”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(1) The Notes constitute valid and binding obligations of the Issuer.

(2) The Guarantees constitute valid and binding obligations of the Guarantors.

Cintas Corporation

March 14, 2017

For purposes of the opinions expressed herein, we have assumed that (i) the Trustee has authorized, executed and delivered the Indenture, (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

In rendering the foregoing opinions, we have assumed that (i) each of the Issuer and the Non-Covered Guarantors is a corporation existing and in good standing under the laws of its jurisdiction of incorporation (each, a "Jurisdiction"), (ii) the Notes or the Guarantees, as applicable, (A) have been authorized by all necessary corporate action of the Issuer and the Non-Covered Guarantors, (B) have been executed and delivered by the Issuer and the Non-Covered Guarantors under the laws of the applicable Jurisdiction and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Notes or the Guarantees, as applicable, by the Issuer and the Non-Covered Guarantors do not violate or conflict with the laws of the applicable Jurisdiction or the terms and provisions of the articles of incorporation or bylaws of each of the Issuer and the Non-Covered Guarantors.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors' rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Issuer and the Guarantors, and others. The opinions expressed herein are limited to the laws of the State of New York and the laws of the State of Ohio, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Parent and incorporated by reference into the Registration Statement on Form S-3, as amended (Registration No. 333-216462) (the "Registration Statement"), filed by the Issuer and the Guarantors to effect the registration of the Notes and the Guarantees under the Securities Act of 1933 (the "Act") and to the reference to Jones Day under the caption "Legal Matters" in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day